Exhibit 1.1

Crown Castle International Corp.

Common Stock

($0.01 par value)

SALES AGREEMENT

March 19, 2021

[SALES AGENT]

Ladies and Gentlemen:

Crown Castle International Corp., a Delaware corporation (“Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time to or through [SALES AGENT], as sales agent and/or principal (“Agent”), shares (“Shares”) of the Company’s common stock, $0.01 par value (“Common Stock”), on the terms set forth in this Sales Agreement. The Company has also entered into separate sales agreements (each, an “Alternative Sales Agreement”), dated as of the date hereof, with each of [Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Commerz Markets LLC, Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Fifth Third Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., SG Americas Securities, LLC, SMBC Nikko Securities America, Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC] (each, an “Alternative Agent”) for the issuance and sale from time to time to or through the Alternative Agents of the Shares on the terms set forth in the Alternative Sales Agreements. The Company agrees that, if and when it determines to sell Shares directly to the Agent or an Alternative Agent as principal, it will enter into one or more separate agreements (each, a “Terms Agreement” or “Alternative Terms Agreement”, respectively), substantially in the form set forth in Annex A, relating to such sale. The aggregate gross sales price of the Shares that may be sold pursuant to this Agreement, the Alternative Sales Agreements, any Terms Agreement and any Alternative Terms Agreement, collectively, shall not exceed $750,000,000 (“Maximum Amount”). References herein to this “Agreement” or to matters contained “herein” or “hereunder”, or words of similar import, mean this Sales Agreement and, to the extent relevant and unless otherwise stated or the context otherwise requires, any Terms Agreement.

The Company has filed with the Securities and Exchange Commission (“Commission”) a shelf registration statement under the Securities Act of 1933, as amended (“1933 Act”), and the applicable rules and regulations of the Commission promulgated thereunder (“1933 Act Regulations”), on Form S-3 (File No. 333-254500), relating to the securities, including the Shares, to be issued from time to time thereunder by the Company, which shelf registration statement has become effective. The “Registration Statement”, as used herein, means the registration statement, as of the date and time that it and any post-effective amendment thereto becomes or became effective, including the information (if any) deemed to be part thereof at such time of effectiveness pursuant to Rule 430A or Rule 430B (“Rule 430B”) under the 1933 Act Regulations, and including all exhibits thereto, but excluding any Statement of Eligibility on Form T-1 filed as an exhibit thereto. The related prospectus filed as part of such Registration Statement, in the form in which it has been filed most recently with the Commission on or prior to the date of this Agreement, is referred to herein as the “Base Prospectus”. The Base Prospectus, as supplemented by the prospectus supplement specifically relating to the Shares (“Prospectus Supplement”) that the Company will prepare and file in accordance with the terms of this Agreement and pursuant to the provisions of Rule 424(b) of the 1933 Act Regulations (“Rule 424(b)”), in the form in which the Base Prospectus and the Prospectus Supplement are first furnished to the Agent for use in connection with the offering and sale of Shares contemplated hereby, are collectively referred to herein as the “Prospectus”. Unless otherwise indicated or the context otherwise requires, as used herein, the terms “Registration Statement”, “Base Prospectus”, “Prospectus Supplement” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the relevant Applicable Time (as defined below). Unless otherwise indicated or the context otherwise requires, the terms “supplement”, “amendment” and “amend” as used herein with respect to the Registration Statement, the Base Prospectus, the Prospectus Supplement, any preliminary prospectus, any Free Writing Prospectus (as defined below) or the Prospectus shall include any post-effective amendment to the Registration Statement and all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (“1934 Act”), and the applicable rules and regulations of the Commission promulgated thereunder (“1934 Act Regulations”), that are deemed to be incorporated by reference therein. All references in this Agreement to financial statements or supporting schedules and other information which is “described”, “set forth”, “contemplated”, “contained” or “included” (or other references of like import) in the Registration Statement, any preliminary prospectus, the Prospectus or the General Disclosure Package (as defined below), shall be deemed to include all such financial statements or supporting schedules and other information or documents incorporated or deemed to be incorporated by reference in the Registration Statement, any preliminary prospectus, the Prospectus or the General Disclosure Package, as the case may be, as of the relevant Applicable Time.

As used in this Agreement and any Terms Agreement:

“Applicable Time” means, with respect to any particular Shares, the time of sale of such Shares pursuant to this Agreement or any relevant Terms Agreement, or such other time as mutually agreed by the Company and the Agent.

“Business Day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

“Free Writing Prospectus” means any “free writing prospectus”, as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”) relating to the Shares.

“General Disclosure Package” means, with respect to the offer or sale of any Shares, the Prospectus, each applicable Free Writing Prospectus or Issuer Free Writing Prospectus (as defined below) relating to such Shares, if any, issued at or prior to the relevant Applicable Time and the public offering price of such Shares, all considered together.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus”, as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”) relating to the Shares.

Section 1. Representations and Warranties. The Company represents and warrants to the Agent at the date of this Agreement and each Representation Date (as defined in Section 3(o) hereof), and agrees with the Agent, as follows:

(i)    The Registration Statement, the Prospectus and Incorporated Documents. The Registration Statement is an “automatic shelf registration statement”, as defined in Rule 405, and the Company is eligible to use the Registration Statement as an automatic shelf registration statement. The Registration Statement has become effective, and no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending before or, to the knowledge of the Company, threatened by the Commission. No notice of objection of the Commission to the use of the Registration Statement pursuant to Rule 401(g)(2) of the 1933 Act Regulations (“Rule 401(g)(2)”) has been received by the Company.

The Registration Statement, at the time of its effectiveness, at the time of effectiveness of any post-effective amendment thereto and as of each deemed effective date with respect to the Agent pursuant to Rule 430B(f)(2), complied in all material respects with the 1933 Act and the 1933 Act Regulations. The Prospectus, at the time it was filed with the Commission and as amended or supplemented, if applicable, complied or will comply in all material respects with the 1933 Act and the 1933 Act Regulations.

The documents filed or to be filed pursuant to the 1934 Act and incorporated by reference in the General Disclosure Package or the Prospectus, if any, at the time they were or hereafter are filed with the Commission, complied or will comply in all material respects with the 1934 Act and the 1934 Act Regulations.

(ii)    Accurate Disclosure. The Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each part of the Registration Statement, when such part became effective, did not contain, and each such part as amended or supplemented, if applicable, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The General Disclosure Package does not and, at each Applicable Time, the General Disclosure Package, as then amended or supplemented by the Company, if applicable, will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Prospectus, as of its date, will not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Any Free Writing Prospectus that the Company is required to file pursuant to Rule 433(d) has been, or will be, filed with the Commission in accordance with the requirements of the 1933 Act and the 1933 Act Regulations. Each Free Writing Prospectus that the Company has filed, or is required to file, in connection with the offering of Shares pursuant to Rule 433(d) or that was prepared by or on behalf of or used or referred to by the Company complies, or will comply, in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations. The Company represents and agrees that, without the prior consent of the Agent, it has not made and will not make any offer relating to the Shares that would constitute a Free Writing Prospectus, subject to Section 3(l) hereof. The representations and warranties set forth in this Section l(ii) do not apply to statements or omissions in the Registration Statement, the General Disclosure Package or the Prospectus based upon information relating to the Agent furnished to the Company in writing by the Agent expressly for use therein.

(iii)    Well-Known Seasoned Issuer. The Company is a “well-known seasoned issuer”, as defined in Rule 405.

(iv)    Company Not Ineligible Issuer. The Company is not an “ineligible issuer” in connection with the offering of the Shares pursuant to Rule 405, Rule 433 and Rule 164 of the 1933 Act Regulations.

(v)    Independent Accountants. PricewaterhouseCoopers LLP, or such other accountants who have certified financial statements of the Company and its subsidiaries included in the Registration Statement, the General Disclosure Package or the Prospectus, as applicable, are independent public accountants with respect to the Company as required by the 1933 Act and the 1933 Act Regulations and the rules and regulations of the Public Company Accounting Oversight Board.

(vi)    Financial Statements. The consolidated historical financial statements of the Company, together with the related notes thereto, included in the Registration Statement, the General Disclosure Package and the Prospectus, comply as to form in all material respects with the applicable requirements of Regulation S-X of the 1933 Act and present fairly the financial position of the Company at the respective dates indicated and the results of operations and cash flows of the Company for the respective periods specified, and said financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied throughout such periods. Any pro forma financial statements with respect to any entity to be acquired by the Company (each, an “Other Entity”), in each case together with the related notes thereto, included in the Registration Statement, the General Disclosure Package and the Prospectus, will comply as to form in all material respects with the applicable requirements under Regulation S-X of the 1933 Act Regulations. Such pro forma financial statements will be prepared on a basis consistent with the Company’s consolidated historical financial statements referred to above, except for the pro forma adjustments specified therein, and give effect to assumptions made on a reasonable basis and will be prepared in good faith and considered reasonable in the good faith judgment of the Company at the time such pro forma financial statements are filed with the Commission. To the knowledge of the Company, the historical financial statements of any Other Entity, together with the related notes thereto, included in the Registration Statement, the General Disclosure Package and the Prospectus after the date hereof, will fairly present the financial position of such Other Entity at the respective dates indicated and the results of operations of such Other Entity for the respective periods indicated, in each case in accordance with GAAP consistently applied throughout such periods. The interactive data in eXtensible Business Reporting Language incorporated or included in the Registration

Statement, the General Disclosure Package and the Prospectus, fairly presents the information called for and has been prepared in accordance with the Commission’s rules and guidance applicable thereto, in each case, in all material respects.

(vii)    No Material Adverse Effect. Neither the Company nor any of its subsidiaries has sustained, since the date of the latest audited financial statements included in the Registration Statement, the General Disclosure Package or the Prospectus, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the General Disclosure Package and the Prospectus, or as would not reasonably be expected, in the aggregate, to result in a Material Adverse Effect (as defined below). Since the respective dates as of which information is given in the General Disclosure Package and the Prospectus, there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, except such as are described in the General Disclosure Package and the Prospectus, or such as would not be reasonably expected, in the aggregate, to result in a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and the Significant Subsidiaries (as defined below), taken as a whole (a “Material Adverse Effect”).

(viii)    Good Standing of the Company. The Company is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify or to be in good standing would not have a Material Adverse Effect.

(ix)    Good Standing of Subsidiaries. Each “significant subsidiary” (as such term is defined in Rule 405) of the Company (each, a “Significant Subsidiary” and, collectively, “Significant Subsidiaries”), has been duly organized and is validly existing under the laws of the jurisdiction of its organization, as the case may be. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, all of the issued shares of capital stock of, or other equity interests in, each Significant Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of any lien, encumbrance or claim.

(x)    Capitalization. The Company has an authorized capitalization as set forth in the General Disclosure Package and the Prospectus (except for subsequent issuances, if any, pursuant to this Agreement, any Alternative Sales Agreement, any Terms Agreement or any Alternative Terms Agreement, pursuant to reservations, agreements or employee benefit plans referred to in the Registration Statement, the General Disclosure Package and the Prospectus or pursuant to the exercise, vesting or any conversion of convertible securities or options referred to in the Registration Statement, the General Disclosure Package and the Prospectus, except for subsequent acquisitions, if any, of restricted stock or restricted stock units in connection with employee benefit plans). All the shares of Common Stock of the Company outstanding prior to the issuance of the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

(xi)    Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to otherwise perform its obligations under this Agreement. This Agreement and each Alternative Sales Agreement, if any, has been and any Terms Agreement will have been, at the time of execution and delivery thereof, duly authorized, executed and delivered by the Company. The Company has not entered into any other sales agreement or other similar arrangements with any agent or any other representative in respect of at the market offerings of the Shares in accordance with Rule 415(a)(4) of the 1933 Act, except the Alternative Sales Agreements.

(xii)    Authorization and Description of Shares. The Shares have been duly authorized and, when issued and delivered by the Company pursuant to this Agreement or any Terms Agreement against payment of the consideration set forth herein or therein, will be validly issued, fully paid and non-assessable. The issuance of the Shares will not be subject to any preemptive or similar rights. The Common Stock conforms to the description of the Common Stock contained in the General Disclosure Package and the Prospectus.

(xiii)    Registration Rights. There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to include such securities with the Shares registered pursuant to the Registration Statement or otherwise to require the Company to file a registration statement under the 1933 Act with respect to any securities of the Company, other than as set forth in the Registration Statement, the General Disclosure Package and the Prospectus.

(xiv)    Absence of Violations and Defaults. (A) Neither the Company nor any of its Significant Subsidiaries is in violation of its charter, by-laws or similar organizational document, and (B) neither the Company nor any of its subsidiaries is (1) in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them is bound or to which any of the properties or assets of the Company or any of its subsidiaries is subject (collectively, “Agreements and Instruments”), except for such defaults that would not in the aggregate have a Material Adverse Effect, or (2) in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets (each, a “Governmental Entity”), except for such violations that in the aggregate would not have a Material Adverse Effect. The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement or any Terms Agreement will not conflict with, or result in a breach or violation of, any of the terms or provisions of or, with the giving of notice or the lapse of time or both, constitute a default under, the Agreements and Instruments (except for such conflicts, breaches or defaults that would not, in the aggregate, have a Material Adverse Effect), nor will such action result in any violation of (I) the provisions of the charter, by-laws or similar organizational document of the Company or any of its subsidiaries or (II) any statute, rule, regulation or order of any Governmental Entity (except, in the case of clause (II), for such violations that would not, in the aggregate, have a Material Adverse Effect).

(xv)    Absence of Labor Dispute. Neither the Company nor any of its subsidiaries is involved in any strike, job action or labor dispute with any group of employees, and, to the knowledge of the Company and its subsidiaries, no such action or dispute is threatened.

(xvi)    Absence of Proceedings. Except as set forth in the Registration Statement, the General Disclosure Package and the Prospectus, there are no legal or governmental proceedings pending, or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, or of which any property of the Company or any of its subsidiaries is the subject, which, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

(xvii)    Absence of Further Requirements. No authorization, approval, consent, order, registration or qualification with or of any Governmental Entity is required for the Company’s performance of its obligations under this Agreement or any Terms Agreement, except where the failure to obtain or make such authorization, approval, consent, order, registration or qualification would not, individually or in the aggregate, have a Material Adverse Effect.

(xviii)    Possession of Licenses and Permits. Neither the Company nor any of its subsidiaries is in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject or has failed to obtain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except for such violations or failures to obtain that, in the aggregate, would not have a Material Adverse Effect.

(xix)    Title to Property. The Company and each of its subsidiaries have good and marketable fee or leasehold title, as applicable, to all real property owned or leased by them and good and marketable title to all personal property owned by them, in each case, free and clear of all liens, encumbrances and defects except such as (A) are described in the Registration Statement, the General Disclosure Package and the Prospectus, as amended or supplemented, if applicable, or (B) would not reasonably be expected, in the aggregate, to have a Material Adverse Effect. Any other personal property leased or held by the Company or any of its subsidiaries pursuant to any licenses, easements, management agreements, other contracts or occupancy agreements or otherwise is leased or held under valid, subsisting and enforceable agreements, in each case, free and clear of all liens, encumbrances and defects except such as are described in the Registration Statement, the General Disclosure Package or the Prospectus or would not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

(xx)    Possession of Intellectual Property. The Company and each of the Significant Subsidiaries owns or possesses all patents, licenses, inventions, copyrights, trademarks, trademark registrations, service marks, service mark registrations, trade names, trade secrets and rights (collectively, “Intellectual Property”) described in the General Disclosure Package and the Prospectus, as being owned by any of them or necessary for the conduct of their respective businesses, and neither the Company nor any of the Significant Subsidiaries is aware of any claim to the contrary or any challenge by any other person to the rights of the Company or any of the Significant Subsidiaries with respect to such Intellectual Property that, if determined adversely to the Company or any such Significant Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

(xxi)    Environmental Laws. There has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of toxic wastes, medical wastes, hazardous wastes or hazardous substances by the Company or any of its subsidiaries (or, to the knowledge of the Company, any of their predecessors in interest) at, upon or from any of the property now or previously owned or leased by the Company or any of its subsidiaries in violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit or which would require remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit, except as would not have, or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. There has been no material spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto such property or into the environment surrounding such property of any toxic wastes, medical wastes, solid wastes, hazardous wastes or hazardous substances due to or caused by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries has knowledge, except as would not have, or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. As used in this Section 1(xxi), the terms “hazardous wastes”, “toxic wastes”, “hazardous substances” and “medical wastes” shall have the meanings specified in any applicable local, state, federal and foreign laws or regulations with respect to environmental protection.

(xxii)    Accounting Controls and Disclosure Controls. Except as set forth or contemplated in the General Disclosure Package and the Prospectus, the Company (i) makes and keeps accurate books and records and (ii) maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the 1934 Act) to provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to its financial assets is permitted only in accordance with management’s general or specific authorization, (D) the reported accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) the interactive data in eXtensible Business Reporting Language incorporated or included in the Registration Statement, the General Disclosure Package and the Prospectus, is, in all material respects, prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as set forth or contemplated in the General Disclosure Package and the Prospectus, the Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-14 and 15d-14 of the 1934 Act Regulations), such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and except as set forth or contemplated in the General Disclosure Package and the Prospectus, such disclosure controls and procedures are effective to perform the functions for which they were established. The Company’s auditors and the Audit Committee of the board of directors have been advised of: (I) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (II) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls. Any material weaknesses in internal controls have been identified for the Company’s auditors and, except as set forth or contemplated in the General Disclosure Package and the Prospectus, since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(xxiii)    Payment of Taxes. All U.S. federal, state, local and non-U.S. income and franchise tax returns of the Company and its subsidiaries required by law to be filed through the date hereof have been filed, and all taxes required to be paid have been paid to the extent due and payable, except to the extent any such taxes are currently being contested in good faith, and no tax deficiency has been determined adversely to the Company or any of its subsidiaries, nor does the Company or any of its subsidiaries have any knowledge of any tax deficiency, except where such failure to file such tax return or pay such tax or such tax deficiency (if determined adversely to the Company or any of its subsidiaries) would not have a Material Adverse Effect.

(xxiv)    Insurance. The Company and each of the Significant Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its businesses and the value of its properties and as is customary for companies engaged in similar businesses in similar industries.

(xxv)    Investment Company Act. The Company is not required, and after giving effect to the offering and sale of the Shares as contemplated herein or in any Terms Agreement and the application of the Net Proceeds therefrom as described in the Prospectus, as amended or supplemented, if applicable, will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended.

(xxvi)    Absence of Manipulation. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any of their respective affiliates, has taken any action which is designed to or which might have been reasonably expected to cause or result in, or which has constituted, the stabilization or manipulation of the price of any security of the Company in connection with the offering of the Shares.

(xxvii)    Foreign Corrupt Practices Act. Neither the Company or any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, agent, affiliate or other person acting on behalf of the Company or any of its subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (“FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; (iii) violated or is in violation of any provision of the FCPA, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or provided an unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce, and reasonably expect to continue to maintain and enforce, policies and procedures designed to ensure compliance with applicable anti-bribery and anti-corruption laws.

(xxviii)    Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting laws, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxix)    OFAC. Neither the Company or any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, agent, affiliate or other person acting on behalf of the Company or any of its subsidiaries, is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is any of the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including Crimea, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or under any Alternative Sales Agreement, Terms Agreement or Alternative Terms Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or conduct business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions or (ii) to fund or facilitate any activities of or conduct business in any Sanctioned Country.

(xxx)    Statistical Data. Other than the financial statements and information described in Section 1(vi) hereof (which are covered by the representations and warranties contained in Section 1(vi) hereof), the financial and statistical information and data included in the Registration Statement, the General Disclosure Package or the Prospectus is, in all material respects, fairly presented and prepared on a basis consistent with the financial statements and the books and records of the Company.

(xxxi)    Actively-Traded Security. The Company’s Common Stock is an “actively-traded security” exempted from the requirements of Rule 101 of Regulation M under the 1934 Act (“Regulation M”) by subsection (c)(1) of such rule.

(xxxii)    REIT Status. The Company operates in conformity with the requirements for qualification and taxation as a “real estate investment trust” (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (“Code”) and the method of operation for the Company and its subsidiaries as described in the Registration Statement, the General Disclosure Package and the Prospectus, will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code.

(xxxiii)    Permits. The Company and each of its Significant Subsidiaries has such permits, licenses, franchises, registrations and other approvals or authorizations of any governmental or regulatory authority (“Permits”), including any permits required by the Federal Communications Commission (“FCC”) or the Federal Aviation Administration, as are necessary under applicable law to own their respective properties and to conduct their respective businesses in the manner described in the General Disclosure Package and the Prospectus, except to the extent that the failure to have such Permits would not have a Material Adverse Effect. The Company and the Significant Subsidiaries have fulfilled and performed, in all material respects, all of their respective obligations with respect to the Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of, or imposition of a penalty on, the holder of any such Permit, subject in each case to such qualification as may be set forth in the General Disclosure Package and the Prospectus, and except to the extent that any such revocation, termination, impairment or penalty would not have a Material Adverse Effect. Except as described in the General Disclosure Package and the Prospectus, none of the Permits contain any restriction that has not previously been satisfied and that is materially burdensome to the Company or any of the Significant Subsidiaries. For each existing tower of the Company not yet registered with the FCC where registration will be required, the FCC’s grant of an application for registration of such tower will not have a significant environmental effect as defined under Section 1.1307 (a) or (b) of the FCC’s rules.

(xxxiv)    Rights of First Refusal. The consummation of the transactions contemplated by this Agreement or by any Terms Agreement shall not cause any third party to have any rights of first refusal with respect to the acquisition of towers of the Company or any of its subsidiaries under any agreement filed as an exhibit to any document incorporated by reference in the Prospectus that has not already been described in the General Disclosure Package and the Prospectus, as to which the Company and any of the Significant Subsidiaries or any of their property or assets may be subject.

(xxxv)     No Downgrade. No “nationally recognized statistical rating organization” (as such term is defined for purposes of Section 3(a)(62) under the 1934 Act) has imposed any condition (financial or otherwise) on the Company or any of its subsidiaries relating to any rating assigned to the Company or any such subsidiary or to any securities of the Company or any such subsidiary.

(xxxvi)    Accuracy of Statements. The statements contained in (A) the General Disclosure Package and the Prospectus, under the captions “Description of Capital Stock” and “Material United States Federal Income Tax Considerations” and (B) the Prospectus, under the caption “Plan of Distribution”, insofar as they are descriptions of contracts, agreements or other legal documents, or refer to statements of law or legal conclusions, are accurate in all material respects and present fairly the information purported to be described therein.

(xxxvii)    Preliminary Prospectuses. Each preliminary prospectus, if any, filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424(b), complied when so filed in all material respects with the 1933 Act and the 1933 Act Regulations.

(xxxviii)    ERISA. The Company and each of its subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Code; and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(xxxix)    Sarbanes-Oxley Act. There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(xl)    No Commissions. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than as contemplated by this Agreement or an Alternative Sales Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries or the Agent for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.

(xli)    IT Systems. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all respects as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted and, to the knowledge of the Company, are free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses and, to the knowledge of the Company, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its subsidiaries presently comply with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

Any certificate signed by any officer of the Company or any of its subsidiaries and delivered to the Agent or to counsel for the Agent pursuant to this Agreement shall be deemed a representation and warranty by the Company to the Agent as to the matters covered thereby; provided that, any officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

Section 2. Sale and Delivery of Shares.

(a)    Subject to the terms and conditions set forth herein and in any applicable Terms Agreement, the Company agrees to issue and sell Shares, on a non-exclusive basis, through the Agent acting as sales agent or directly to the Agent acting as principal from time to time, and the Agent agrees to use its commercially reasonable efforts to sell the Shares when acting as sales agent for the Company. Sales of the Shares, if any, through the Agent acting as sales agent will be made by means of ordinary brokers’ transactions on the New York Stock Exchange (“NYSE”) or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or, subject to specific instructions of the Company, at negotiated prices.

(b)    The Shares are to be sold on a daily basis, or otherwise as shall be agreed by the Company and the Agent, on any trading day (other than a day on which the NYSE is scheduled to close prior to its regular weekday closing time, each, a “Trading Day”) on which the Company has instructed the Agent to make such sales and the Company has satisfied or the Agent has waived the obligations specified in Sections 4 and 5 hereof. On any Trading Day, the Company may instruct the Agent by telephone (confirmed promptly by telecopy or email, which confirmation will be promptly acknowledged by the Agent) as to the maximum number of Shares to be sold by the Agent on such Trading Day and the minimum price per Share at which such Shares may be sold. Subject to the terms and conditions specified herein, the Agent shall use its commercially reasonable efforts to sell as sales agent all of the Shares so designated by the Company. The Company and the Agent each acknowledge and agree that (A) there can be no assurance that the Agent will be successful in selling the Shares, (B) the Agent will incur no liability or obligation to the Company if it fails to sell Shares for any reason other than a failure by the Agent to use its commercially reasonable efforts to sell such Shares as required by this Agreement and (C) the Agent shall be under no obligation to purchase Shares on a principal basis, except as otherwise specifically agreed by the Agent and the Company pursuant to a Terms Agreement. Only the Agent or one Alternative Agent will be instructed to sell Shares on a given day. In the event of a conflict between the terms of this Agreement and those of a Terms Agreement, the terms of such Terms Agreement shall control.

(c)    The Company or the Agent may, upon notice to the other party hereto by telephone (confirmed promptly by telecopy or email, which confirmation will be promptly acknowledged by the receiving party), suspend the offering of the Shares with respect to which the Agent is acting as sales agent for any reason and at any time; provided, however, that such suspension shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice.

(d)    The compensation payable to the Agent for sales of Shares shall be at a mutually agreed rate, not to exceed 2.00% of the gross sales price of the Shares sold by the Agent pursuant to this Agreement. The foregoing rate of compensation shall not apply when the Agent acts as principal pursuant to a Terms Agreement, in which case the Company may sell Shares to the Agent as principal at a price agreed upon at the relevant Applicable Time. The remaining proceeds, after further deduction for any transaction fees, transfer taxes or similar taxes or fees imposed by any governmental, regulatory or self-regulatory organization in respect of such sales, shall constitute the net proceeds to the Company for such Shares (“Net Proceeds”). The Agent shall notify the Company as promptly as practicable if any deduction referenced in the preceding sentence will be made. Notwithstanding the foregoing, in the event the Company engages the Agent for a sale of Shares that would constitute a “distribution” within the meaning of Rule 100 of Regulation M, the Company and the Agent will use reasonable commercial efforts to agree to compensation that is customary for the Agent with respect to such transactions.

(e)    The Agent shall provide written confirmation to the Company following the close of trading on the NYSE on each Trading Day on which Shares are sold by the Agent acting as sales agent under this Agreement. Such confirmation shall set forth the number of Shares sold on such day, the aggregate gross sales proceeds of the Shares, the aggregate Net Proceeds to the Company and the aggregate compensation payable by the Company to the Agent with respect to such sales.

(f)    Under no circumstances shall the aggregate gross sales price or number, as the case may be, of Shares sold pursuant to (i) this Agreement, (ii) all Alternative Sales Agreements, (iii) all Terms Agreements and (iv) all Alternative Terms Agreements, collectively, exceed the lower of (A) the Maximum Amount or (B) the aggregate gross sales price or number, as the case may be, of Shares of Common Stock (1) available for issuance under the Prospectus and the then currently effective Registration Statement, (2) authorized from time to time to be issued and sold under this Agreement, all Alternative Sales Agreements, all Terms Agreements and all Alternative Terms Agreements by the Company’s board of directors or an authorized committee thereof or (3) approved for listing on the NYSE, and, in each case referred to in this clause (B), notified to the Agent in writing. In addition, under no circumstances shall any Shares with respect to which the Agent acts as sales agent or principal be sold at a price lower than the minimum price therefor, if any, authorized from time to time by the Company’s board of directors or an authorized committee thereof and notified to the Agent in writing. The Agent shall have no responsibility for maintaining records with respect to Shares available for sale under the Registration Statement or for determining the aggregate gross sales price, number or minimum price of Shares duly authorized by the Company.

(g)    If the Company or the Agent believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M (applicable to securities that have an ADTV (as defined in Rule 100 of Regulation M) of at least $1 million and are issued by an issuer whose common equity securities have a public float value of at least $150 million) are not satisfied with respect to the Company or the Shares, such party shall promptly notify the other party, and sales of Shares under this Agreement and any Terms Agreement shall be suspended until that or other exemptive provisions have been satisfied in the reasonable judgment of each party.

(h)    Settlement for sales of Shares pursuant to this Section 2 will occur on the second Business Day that is also a Trading Day following the trade date on which such sales are made, unless another date shall be agreed to by the Company and the Agent (each such day, a “Settlement Date”). On each Settlement Date for the sale of Shares through the Agent as sales agent, such Shares shall be delivered by the Company to the Agent in book-entry form to the Agent’s account at The Depository Trust Company against payment by the Agent of the Net Proceeds from the sale of such Shares in immediately available funds by wire transfer delivered to an account designated by the Company. If the Company shall default on its obligation to deliver Shares on any Settlement Date, the Company shall (i) indemnify and hold the Agent harmless against any loss, claim or damage arising from or as a result of such default by the Company and (ii) pay the Agent any commission to which it would otherwise be entitled absent such default. If the Agent fails to deliver the applicable Net Proceeds on any Settlement Date for Shares delivered by the Company, the Agent will pay the Company interest based on the effective overnight federal funds rate until such Net Proceeds, together with such interest, have been fully paid to the Company.

(i)    (A) Except as provided in Section 2(k) hereof, the Company shall not offer or sell, or request the offer or sale of, any Shares through the Agent as sales agent (and, by notice to the Agent given by telephone (confirmed promptly by facsimile or email), shall cancel any instructions for any such offer or sale of any Shares), and the Agent shall not be obligated to offer or sell any Shares, during any Blackout Period (as defined in Section 2(k) hereof).

(B) The Company shall not offer or sell, or request the offer or sale of, any Shares through the Agent as sales agent (and, by notice to the Agent given by telephone (confirmed promptly by telecopy or email), shall cancel any instructions for any such offer or sale of any Shares), and the Agent shall not be obligated to offer or sell any Shares, (i) during any other period in which the Company is in possession of material non-public information or (ii) except as provided in Section 2(j) hereof, at any time during the period from and including the date (each, an “Announcement Date”) on which the Company shall issue a press release containing, or shall otherwise publicly announce, its earnings, revenues or similar results of operations (each, an “Earnings Announcement”) through and including the time that is 24 hours after the time that the Company files a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K that includes consolidated financial statements as of and for the same period or periods, as the case may be, covered by such Earnings Announcement (each time that any such document is filed, a “Filing Time”).

(j)    Subject to the limitations set forth herein and as otherwise may be mutually agreed upon by the Company and the Agent, if the Company wishes to offer or sell Shares through the Agent at any time during the period from and including an Announcement Date through and including the time that is 24 hours after the corresponding Filing Time (such period, an “Earnings Period”), the Company shall (i) prepare and deliver to the Agent (with a copy to counsel to the Agent) a Current Report on Form 8-K which shall include substantially the same financial and related information as was set forth in the relevant Earnings Announcement (other than any earnings projections, similar forward-looking data and officers’ quotations) (each, an “Earnings 8-K”), in form and substance reasonably satisfactory to the Agent, (ii) provide the Agent with the officers’ certificates, opinions of counsel and accountants’ letters called for by Sections 3(o), (p) and (q), respectively, hereof, and, if acceptable to the Agent, if the accountants are unwilling to certify any financial or related information included in the Earnings 8-K in the accountants’ letter called for by Section 3(q), a letter, dated the date of delivery thereof to the Agent, in form and substance reasonably satisfactory to the Agent, from the Chief Financial Officer or comparable executive officer of the Company, certifying such financial and related information, (iii) afford the Agent the opportunity to conduct a reasonable due diligence review in accordance with Section 3(s) hereof and (iv) file such Earnings 8-K with the Commission, then the provisions of Section 2(i)(B) hereof shall not apply for the period from and after the time that the conditions set forth in clauses (i), (ii), (iii) and (iv) of this Section 2(j), as such conditions may be modified by mutual agreement of the Company and the Agent, have been satisfied (or, if later, the time that is 24 hours after the time that the relevant Earnings Announcement was first publicly released) through and including the time that is 24 hours after the corresponding Filing Time. For purposes of clarity, the parties hereto agree that the delivery of any officers’ certificates, opinions of counsel and accountants’ letters pursuant to this Section 2(j) shall not relieve the Company from any of its obligations under this Agreement with respect to any Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, including the obligation to deliver officers’ certificates, opinions of counsel and accountants’ letters as provided in Sections 3(o), (p) and (q), respectively, hereof.

(k)    If the Company wishes to offer or sell Shares through the Agent at any time during the period in which the Company’s insider trading policy, as then in effect, would prohibit the purchases or sales of the Company’s Common Stock by its officers and directors (each such period, a “Blackout Period”), the Company shall certify in writing to the Agent that the Company is not in possession of any material non-public information, which certification shall be deemed to remain in effect during the applicable Blackout Period or time period specified therein, whichever ends earlier, unless withdrawn by the Company; provided that, if an Earnings Period commences during a Blackout Period that relates solely to the corresponding Earnings Announcement, then the provisions of this Section 2(k) shall not apply for the period from and after the time that such Earnings Period commences and the Company shall only be required to comply with the provisions of Section 2(j) hereof. For purposes of clarity, the parties hereto agree that the delivery of any certificate pursuant to this Section 2(k) shall not relieve the Company from any of its obligations under this Agreement with respect to any Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, including the obligation to deliver officers’ certificates, opinions of counsel and accountants’ letters as provided in Sections 3(o), (p) and (q), respectively, hereof.

(l)    Except during a Suspension Period (as defined in Section 3(u) hereof), at each Applicable Time, Settlement Date, Registration Statement Amendment Date (as defined in Section 3(o) hereof), Company Periodic Report Date (as defined in Section 3(n) hereof) and Request Date (as defined in Section 3(o) hereof), the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement. Any obligation of the Agent to use its commercially reasonable efforts to sell the Shares on behalf of the Company as sales agent shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 5 of this Agreement.

Section 3. Covenants.

(a)    Compliance with Securities Regulations and Commission Requests. During any period when the delivery of a prospectus is required in connection with the offering or sale of Shares (whether physically or through compliance with Rules 153 or 172, or in lieu thereof a notice referred to in Rule 173(a) of the 1933 Act Regulations (“Rule 173(a)”)), the Company shall promptly notify the Agent (i) when any post-effective amendment to the Registration Statement or any new registration statement relating to the Shares shall become effective or any amendment or supplement to the Prospectus shall have been filed (other than an amendment or supplement providing solely for the determination of the terms of an offering of securities, unless such offering is reasonably related to an offering of Shares), (ii) after it receives notice thereof, of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus, or for additional information and (iii) after it receives notice thereof, of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any notice of objection to the use of the Registration Statement pursuant to Rule 401(g)(2) or of the issuance of any order preventing or suspending the use of the Prospectus or any other prospectus in respect of the Shares, or of the suspension of the qualification of any Shares for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes or pursuant to Section 8A of the 1933 Act. If the Commission should issue a stop order suspending the effectiveness of the Registration Statement, the Company will use its commercially reasonable efforts to obtain the withdrawal of such order. In the event of any issuance of a notice of objection by the Commission, the Company shall promptly take such reasonable steps as may be necessary to permit offers and sales of the Shares by the Agent as contemplated herein and in any Terms Agreement, which may include amending the Registration Statement or filing a new registration statement and paying any associated filing fees.

(b)    Continued Compliance with Securities Laws. If, during such period as in the reasonable opinion of counsel for the Agent the Prospectus (or in lieu thereof the notice referred to in Rule 173(a)) is required by law to be delivered (whether physically or through compliance with Rules 153 or 172) in connection with sales by the Agent, any event shall occur or condition shall exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a)) is delivered to a purchaser, not misleading, or if, in the reasonable opinion of counsel for the Agent, it is necessary to amend or supplement the Prospectus to comply with applicable law, the Company shall forthwith prepare, file with the Commission and furnish, at its own expense, to the Agent either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a)) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law. If the General Disclosure Package is being used to solicit offers to buy the Shares at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the General Disclosure Package in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the General Disclosure Package conflicts with the information contained in the Registration Statement then on file, or if, in the reasonable opinion of counsel for the Agent, it is necessary to amend or supplement the General Disclosure Package to comply with applicable law, the Company shall forthwith prepare, file with the Commission and furnish, at its own expense, to the Agent, either amendments or supplements to the General Disclosure Package so that the statements in the General Disclosure Package as so amended or supplemented will not, in the light of the circumstances when the General Disclosure Package is delivered to a prospective purchaser, be misleading or so that the General Disclosure Package, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the General Disclosure Package, as amended or supplemented, will comply with applicable law.

(c)    Amendments and Supplements. Prior to the completion of the transactions contemplated by this Agreement and all Terms Agreements or the termination of this Agreement and all Terms Agreements, the Company will furnish the Agent with a copy of any proposed amendment or supplement to the Registration Statement, the General Disclosure Package or the Prospectus (other than any Current Report on Form 8-K and any exhibits thereto, an amendment or a prospectus supplement relating to the offering of securities other than the Shares), and will not file any such proposed amendment or supplement to which the Agent shall reasonably object promptly after receipt thereof; provided that, if in the reasonable opinion of counsel for the Company, any such amendment or supplement shall be required by law or regulation to be used, the Company shall be permitted to file such amendment or supplement after taking into account such comments, if any, as the Agent may reasonably make on the content, form or other aspects of such amendment or supplement.

(d)    Delivery of Registration Statement. Upon request of the Agent, the Company will furnish to the Agent, without charge, a signed copy of the Registration Statement (including exhibits thereto and documents incorporated by reference therein).

(e)    Delivery of Prospectus. During any period when the delivery of a prospectus is required (whether physically or through compliance with Rules 153 or 172, or in lieu thereof, a notice referred to in Rule 173(a)) in connection with the offering or sale of Shares, the Company will make available to the Agent, as many copies of the most recent Prospectus as the Agent may reasonably request.

(f)    Reporting Requirements. The Company, during such period as in the reasonable opinion of counsel for the Agent the Prospectus (or in lieu thereof the notice referred to in Rule 173(a)) is required by law to be delivered (whether physically or through compliance with Rules 153 or 172) in connection with sales by the Agent, will make any filings required to be filed with the Commission pursuant to Rule 424(b) within the applicable time periods prescribed by, and in all material respects meeting the requirements of, Rule 424(b).

(g)    Blue Sky Qualifications. The Company will endeavor, in cooperation with the Agent, to qualify the Shares for offer and sale under the applicable securities or Blue Sky laws of such states as the Agent may, from time to time, reasonably request; provided, however, that the Company shall not be required to file any general consent to service of process or to qualify as a foreign corporation or other entity or as a dealer in securities in any jurisdiction in which it is not presently qualified or to subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(h)    Earnings Statement. The Company agrees to make generally available to its security holders and to the Agent as soon as practicable, but in any event not later than sixteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the 1933 Act), an earnings statement complying with Section 11(a) of the 1933 Act.

(i)    Use of Proceeds. The Company will apply the Net Proceeds received by it from the sale of the Shares pursuant to this Agreement and any Terms Agreement in the manner specified in the General Disclosure Package and the Prospectus, under the caption “Use of Proceeds”.

(j)    Listing. The Company will use its commercially reasonable efforts to list the Shares on the NYSE, subject to official notice of issuance.

(k)    Notice of Certain Actions. Except during a Suspension Period, if sales of the Shares pursuant to this Agreement have been made but not settled, or the Company has outstanding with the Agent any instructions to sell the Shares pursuant to this Agreement, the Company will provide the Agent with notice as promptly as reasonably practicable but, in any event, at least three Business Days before it: (i) offers, pledges, sells, contracts to sell, sells any option or contract to purchase, purchases any option or contract to sell, grants any option, right or warrant to purchase or otherwise transfers or disposes of, directly or indirectly, any shares of Common Stock or any other securities convertible into or exercisable or exchangeable for Common Stock, or files any registration statement under the 1933 Act with respect to any of the foregoing (other than a shelf registration statement under Rule 415 under the 1933 Act Regulations, a registration statement on Form S-8, a post-effective amendment to the Registration Statement or any Registration Statement or amendment or supplement thereto to register the offer and sale of Shares pursuant to this Agreement, any Alternative Sales Agreement, any Terms Agreement or any Alternative Terms Agreement, as applicable), (ii) enters into any swap or other transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the Common Stock or any other securities convertible into or exchangeable or exercisable for Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the Shares to be offered and sold pursuant to this Agreement, any Alternative Sales Agreement, any Terms Agreement or any Alternative Terms Agreement, (b) Common Stock issued, issuable, acquired or acquirable pursuant to any stock option plan, equity incentive plan, stock ownership plan or dividend reinvestment plan of the Company or (c) Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding as of the date hereof. Upon receipt of any written notice contemplated above, the Agent may suspend its activity under this Agreement or any Terms Agreement for such period of time as requested by the Company or as may be reasonably appropriate by the Agent in light of the proposed action.

(l)    Issuer Free Writing Prospectuses. The Company agrees to furnish the Agent with a copy of each proposed Issuer Free Writing Prospectus and not to use or refer to any proposed Issuer Free Writing Prospectus to which the Agent shall reasonably object; provided that if, in the reasonable opinion of counsel for the Company, any amendment or supplement shall be required by law or regulation to be used, the Company shall be permitted to file such amendment or supplement after taking into account such comments as the Agent may reasonably make on the content, form or other aspects of such amendment or supplement.

(m)    No Stabilization or Manipulation. The Company agrees that it will not take, directly or indirectly, any action which is designed, or could reasonably be expected, to cause or result in the stabilization or manipulation of the price of the Shares.

(n)    Update of Activity. The Company shall disclose (i) in each Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed by the Company in respect of any quarter in which sales of Shares were made by or through the Agent or the Alternative Agents under this Agreement or any Alternative Sales Agreement (each date on which any such document or amendment thereto is filed, a “Company Periodic Report Date”) or (ii) in a prospectus supplement filed by the Company with the Commission, the number of Shares sold by or through the Agent or the Alternative Agents under this Agreement or any Alternative Sales Agreement, the Net Proceeds received by the Company and the compensation paid by the Company to the Agent with respect to such sales of Shares during the relevant quarterly period.

(o)    Delivery of Future Officers’ Certificates. Upon commencement of the offering of Shares under this Agreement, and within three Business Days after (A) each date the Registration Statement or the Prospectus shall be amended or supplemented, as applicable (other than (1) by an amendment or supplement providing solely for the determination of the terms of securities, including the Shares, (2) in connection with the filing of a prospectus supplement that contains solely the information set forth in Section 3(n) hereof or relates solely to the offering of securities other than the Shares or (3) in connection with the filing of any Current Report on Form 8-K (other than any Current Report on Form 8-K which the Company files under the 1934 Act and which contains capsule financial information, financial statements or supporting schedules)) (each such date, a “Registration Statement Amendment Date”), (B) each date that Shares are delivered to the Agent as principal on a Settlement Date pursuant to a Terms Agreement, (C) the date of each reasonable request by the Agent (each date of such request by the Agent, a “Request Date”), (D) the date of each recommencement of sales after a Suspension Period in accordance with

Section 3(u) hereof, (E) to the extent not duplicative of clause (D) of this Section 3(o), each Suspension Rescission Date (as defined in Section 3(u)), (F) each Company Periodic Report Date and (G) in the event the Company wishes to offer or sell Shares through the Agent during an Earnings Period, the date on which an Earnings 8-K is filed with the Commission pursuant to Section 2(j) hereof (each such date, a “Company Earnings Report Date”) (each of the date of commencement or recommencement of the offering of Shares under this Agreement and each such Suspension Rescission Date, Company Periodic Report Date, Registration Statement Amendment Date, Settlement Date, Request Date and Company Earnings Report Date shall hereinafter be referred to as a “Representation Date”), the Company will furnish or cause to be furnished to the Agent (with a copy to counsel to the Agent) a certificate, dated the date of delivery thereof to the Agent, in form and substance reasonably satisfactory to the Agent and its counsel, to the effect that the statements contained in the certificates referred to in Sections 5(e) and 5(f) of this Agreement which was last furnished to the Agent are true and correct as of the date of such certificate as though made at and as of the date of such certificate (except that such statements shall be deemed to relate to the Registration Statement, the Prospectus and the General Disclosure Package as amended and supplemented to the date of such certificate) or, in lieu of such certificate, a certificate of the same tenor as the certificates referred to in Section 5(e) and 5(f) hereof, but modified as necessary to relate to the Registration Statement, the Prospectus and the General Disclosure Package as amended and supplemented to the date of such certificate. The obligations of the Company under this Section 3(o): (I) shall be suspended during any Suspension Period and (II) may be waived with respect to any Representation Date by the Agent in its sole discretion.

(p)    Delivery of Future Opinions of Counsel. Upon commencement of the offering of Shares under this Agreement and within three Business Days after each other Representation Date, the Company will furnish or cause to be furnished to the Agent the written opinions and/or letters of counsel to the Company, counsel to the Agent and the General Counsel or Associate General Counsel of the Company, dated the date of delivery thereof to the Agent, in form and substance reasonably satisfactory to the Agent and its counsel and of the same tenor as the opinions and/or letters referred to in Sections 5(b) and 5(c) hereof but modified as necessary to relate to the Registration Statement, the General Disclosure Package and the Prospectus as amended and supplemented to the date of such opinion and/or letter or, in lieu of any such opinion and/or letter, counsel last furnishing such opinion and/or letter to the Agent shall furnish the Agent (with a copy to counsel for the Agent) with a letter substantially to the effect that the Agent may rely on such counsel’s last opinion and/or letter, to the same extent as though it were dated the date of such letter authorizing reliance (except that statements in such last opinion and/or letter shall be deemed to relate to the Registration Statement, the General Disclosure Package and the Prospectus as amended and supplemented to the date of such letter authorizing reliance). The obligations of the Company under this Section 3(p): (I) shall be suspended during any Suspension Period and (II) may be waived with respect to any Representation Date by the Agent in its sole discretion.

(q)    Delivery of Future Accountants’ Letters. Upon commencement of the offering of Shares under this Agreement and within three Business Days after each other Representation Date, the Company will cause its independent accountants to furnish to the Agent a letter, dated the date of delivery thereof to the Agent, in form reasonably satisfactory to the Agent and its counsel, of the same tenor as the letter referred to in Section 5(d) hereof but modified as necessary to relate to the Registration Statement, the General Disclosure Package and the Prospectus as amended and supplemented, or to the documents incorporated by reference into the Prospectus, to the date of such letter. The obligations of the Company under this Section 3(q): (I) shall be suspended during any Suspension Period and (II) may be waived with respect to any Representation Date by the Agent in its sole discretion.

(r)    Trading in the Common Stock. The Company consents to the Agent’s trading in the Company’s Common Stock for the Agent’s own account and for the account of its clients at the same time as sales of Shares occur pursuant to this Agreement or any Terms Agreement.

(s)    Due Diligence Review. The Company will timely cooperate with any reasonable due diligence review conducted by the Agent or counsel for the Agent in connection with the offer and sale of Shares contemplated herein or in any Terms Agreement, including upon reasonable notice, providing such information and making available such documents and appropriate corporate officers, during regular business hours and at the Company’s principal offices, as the Agent may reasonably request.

(t)    Renewal Deadline. If, immediately prior to the third anniversary (“Renewal Deadline”) of the initial effective date of the Registration Statement, this Agreement is still in effect or any Shares purchased by the Agent as principal pursuant to a Terms Agreement remain unsold, the Company will, prior to the Renewal Deadline, file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Shares, in a form reasonably satisfactory to the Agent. If the Company is no longer eligible to file an automatic shelf registration statement, the Company will, prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Shares, in a form reasonably satisfactory to the Agent, and will use its commercially reasonable efforts to cause such registration statement to be declared effective within 120 days after the Renewal Deadline. The Company will take all other action reasonably necessary to permit the public offering of the Shares to continue as contemplated herein or in any Terms Agreement. References herein to the “Registration Statement” shall include such new shelf registration statement.

(u)    Suspension Period. Subject to Section 2(c) hereof, the Company may notify the Agent and the Alternative Agents by telephone (confirmed promptly by telecopy or email) or by such other method as the Company and the Agent and the Alternative Agents shall mutually agree, that it does not intend to sell Shares under this Agreement for the period commencing on such date and continuing until the earlier of (i) the date the Company instructs the Agent or any Alternative Agent to sell Shares under this Agreement or (ii) the date on which the Company instructs the Agent and the Alternative Agents that it is revoking its prior notice to the Agent and the Alternative Agents that it does not intend to sell Shares pursuant to this Agreement (such period, a “Suspension Period” and, the date referenced to in clause (ii) of this Section 3(u), a “Suspension Rescission Date”). During any such Suspension Period, the Company’s obligations to provide certificates, legal opinions and letters from independent accountants pursuant to this Section 3 shall be automatically suspended and waived.

(v)    Free Writing Prospectuses. The Company covenants with the Agent not to take any action that would result in the Agent’s being required to file with the Commission pursuant to Rule 433(d) a Free Writing Prospectus prepared by or on behalf of the Agent that the Agent otherwise would not have been required to file thereunder. The Agent covenants with the Company not to take any action that would result in the Company’s being required to file with the Commission under Rule 433(d) a Free Writing Prospectus prepared by or on behalf of the Agent that otherwise would not be required to be filed by the Company thereunder, but for the action of the Agent.

(w)    Operation as a REIT. The Company intends to operate in conformity with the requirements for qualification of the Company as a REIT under the Code until such time as the Company’s board of directors determines that operating in such a manner is not in the best interests of the Company and its stockholders.

Section 4. Payment of Expenses.

(a)    Whether or not the transactions contemplated hereby or by any Terms Agreement are consummated or this Agreement or all Terms Agreements are terminated, the Company agrees with the Agent to pay or cause to be paid all reasonable expenses incident to the performance of its obligations under this Agreement and any Terms Agreement, including: (i) all fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the General Disclosure Package, the Prospectus, any Issuer Free Writing Prospectus and amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Shares (within the time required by Rule 456(b)(1) of the 1933 Act Regulations, if applicable), all printing costs associated therewith, and the mailing and delivering of copies thereof to the Agent, in the quantities hereinabove specified, (ii) the document production charges and expenses associated with printing this Agreement and any Terms Agreement, (iii) all costs and expenses related to the transfer and delivery of the Shares to the Agent, including any transfer or other taxes payable thereon and the cost, if any, of printing certificates representing the Shares, (iv) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration and delivery of the Shares under the 1933 Act, (v) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Shares under state securities laws and all expenses in connection with the qualification of the Shares for offer and sale under state securities laws as provided in Section 3(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Agent in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (vi) the costs and charges of any transfer agent, registrar or depositary for the Shares, (vii) the costs and expenses of the Company relating to investor presentations on any road show undertaken in connection with the marketing of the offering of the Shares, if any, including expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with any such road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with any such road show, (viii) all filing fees and the reasonable fees and disbursements of counsel for the Agent incurred in connection with the review and qualification of the offering of the Shares by the Financial Industry Regulatory Authority, Inc., if any, (ix) all costs and expenses incident to listing the Shares on the NYSE, (x) all expenses in connection with any offer and sale of the Shares outside of the United States, including filing fees and the reasonable fees and disbursements of counsel for the Agent in connection with offers and sales outside of the United States, (xi) the reasonable, out-of-pocket fees and expenses of counsel to the Agent and the Alternative Agents (provided that the Company’s obligation under this clause (xi) shall not exceed $250,000 in the aggregate for all such fees and expenses incurred in connection with this Agreement, the Alternative Sales Agreements, any Terms Agreements and any Alternative Terms Agreements) and (xii) all other costs and expenses incident to the performance of the obligations of the Company hereunder or under any Terms Agreement for which provision is not otherwise made in this Section 4(a). It is understood, however, that except as provided in this Section 4 and in Sections 6 and 7, the Agent will pay all of its own costs and expenses, including fees and disbursements of its counsel, stock transfer taxes payable on resale of any of the Shares by it and any advertising expenses connected with any offers it may make.

(b)    If a number of Shares having an aggregate gross offering price of $100,000,000 have not been offered and sold under this Agreement and the Alternative Sales Agreements prior to August 19, 2023 (or such earlier date on which the Company terminates this Agreement), the Company shall reimburse the Agent for its reasonable out-of-pocket expenses incurred in connection with this Agreement and the Alternative Sales Agreements, without duplication; provided that fees and expenses of counsel to the Agent and the Alternative Agents shall be reimbursed as provided in Section 4(a) hereof; provided further, that in no event shall fees reimbursed by the Company pursuant to this Section 4(b) and Section 4(b) of all the Alternative Sales Agreements exceed $100,000 in the aggregate.

Section 5. Conditions of Agent’s Obligations. The obligations of the Agent hereunder and under any Terms Agreement are subject to the following conditions:

(a)    Filing of Prospectus. The Prospectus Supplement shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period described for such filing by the 1933 Act Regulations, and each Issuer Free Writing Prospectus, if any, shall have been filed within the time period required by Rule 433. No stop order suspending the effectiveness of the Registration Statement or any notice of objection pursuant to Rule 401(g)(2) shall have been issued and no proceedings for that purpose or pursuant to Section 8A of the 1933 Act shall have been instituted or shall be pending or, to the Company’s knowledge, shall have been threatened by the Commission.

(b)    Opinions of Counsel for the Agent. On every date and within the time period specified by Section 3(p) (including every Request Date), the Agent shall have received the opinion or opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Agent and the Alternative Agents, dated such date, in form and substance reasonably acceptable to the Agent.

(c)    Opinions of Counsel to the Company. On every date and within the time period specified by Section 3(p) (including every Request Date), the General Counsel or Associate General Counsel to the Company and Cravath, Swaine & Moore LLP, outside counsel to the Company, shall have furnished to the Agent written opinion or opinions, dated as of such date, in form and substance reasonably acceptable to the Agent.

(d)    Accountants’ Letter. On every date and within the time period specified by Section 3(q) (including every Request Date), the independent accountants of the Company who have certified the financial statements of the Company and its subsidiaries, or any other accountant that has certified financial statements of any Other Entity, in each case, that are included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus shall have furnished to the Agent a letter dated as of the date of delivery thereof and addressed to the Agent in form and substance reasonably satisfactory to the Agent, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and other financial information included in the Registration Statement, the General Disclosure Package and the Prospectus.

(e)    Officer’s Certificate on Size of ATM Program. Upon commencement of the offering of Shares under this Agreement and on such other dates as may be reasonably requested by the Agent, the Company shall furnish or cause to be furnished promptly to the Agent a certificate of an executive officer of the Company, dated such date, in a form reasonably satisfactory to the Agent stating the minimum gross sales price per Share, if any, for the sale of such Shares pursuant to this Agreement and the maximum number of Shares that may be issued and sold pursuant to this Agreement or, alternatively, the maximum gross proceeds from such sales, as authorized from time to time by the Company’s board of directors or an authorized committee thereof, and the number of Shares that have been approved for listing subject to official notice of issuance, on the NYSE.

(f)    Officers’ Certificate for the Company. Subsequent to the execution and delivery of this Agreement, there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the General Disclosure Package as of the date of this Agreement that, in the judgment of the Agent, is material and adverse and that makes it, in the Agent’s judgment, impracticable to market the Shares on the terms and in the manner contemplated in the General Disclosure Package. On the date of this Agreement and on each date and within the time period specified in Section 3(o) (including every Request Date), the Agent shall have received a certificate, dated such date and signed by an executive officer of the Company, to the effect (A) set forth in the first sentence of this Section 5(f), (B) that the representations and warranties of the Company contained in this Agreement are true and correct as of such date and (C) that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied by it under this Agreement on or prior to such date.

(g)    Listing. The Shares shall have received approval for listing, subject to official notice of issuance, on the NYSE prior to the first Settlement Date.

(h)    Additional Documents. The Agent shall have been furnished with such further certificates and documents as it may reasonably request.

Section 6. Indemnification.

(a)    Indemnification of the Agent. The Company agrees to indemnify and hold harmless the Agent and its affiliates (within the meaning of Rule 405, each, an “Affiliate”) and each person, if any, who controls the Agent within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act, from and against any and all loss, liability, claim and damage (including any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or caused by any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), or caused by the omission or alleged omission in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the obligations set forth in this Section 6(a) shall not apply to any loss, liability, claim or damage caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Company by the Agent in writing expressly for use in the Registration Statement, any Issuer Free Writing Prospectus, any preliminary prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto).

(b)    Indemnification of Company, Directors and Officers. The Agent agrees to indemnify and hold harmless the Company, its directors, each of its officers who sign the Registration Statement, and each person, if any, who controls the Company within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act from and against any and all loss, liability, claim and damage described in Section 6(a) hereof, but only with respect to information furnished to the Company by the Agent in writing expressly for use in the Registration Statement, any Issuer Free Writing Prospectus, any preliminary prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto).

(c)    Actions against Parties; Notification. Each indemnified party shall give prompt notice in writing to the party against whom indemnification is sought of any proceeding (including any governmental investigation) instituted involving any person in respect of which indemnity may be sought hereunder or under any Terms Agreement. The indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others such indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (A) the fees and expenses of more than one separate firm (in addition to one local counsel in each jurisdiction) for the Agent and all persons, if any, who control the Agent within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act or who are Affiliates of the Agent and (B) the fees and expenses of more than one separate firm (in addition to one local counsel in each jurisdiction) for the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either such Section, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Agent and such control persons and Affiliates of the Agent, such firm shall be designated in writing by the Agent. In the case of any such separate firm for the Company, and such directors, officers and control persons of the Company, such firm shall be designated in writing by the Company. No indemnifying party shall be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder or under any Terms Agreement by such indemnified party, unless such settlement (I) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (II) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

Section 7. Contribution. To the extent the indemnification provided for in Section 6(a) or 6(b) hereof, as applicable, is unavailable to an indemnified party or insufficient in respect of any losses, liabilities, claims or damages referred to therein, then each indemnifying party under such Section 6(a) or 6(b), as applicable, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, claims or damages, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Agent, on the other hand, from the offering of the Shares contemplated hereunder and under any Terms Agreement or (ii) if the allocation provided by clause (i) of this paragraph is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) of this paragraph but also the relative fault of the Company, on the one hand, and the Agent, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims or damages, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Agent, on the other hand, in connection with the applicable offering of the Shares shall be deemed to be in the same proportion as the total Net Proceeds from such offering (before deducting expenses) received by the Company bear to the total commissions received by the Agent pursuant to this Agreement and any Terms Agreement.

The relative fault of the Company, on the one hand, and the Agent, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Agent agree that it would not be just or equitable if contribution pursuant to this Section 7 were determined pro rata or by any other method of allocation that does not take account of the equitable considerations referred to above in this Section 7. The amount paid or payable by an indemnified party as a result of the losses, liabilities, claims and damages referred to above in this Section 7 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any such action or claim.

Notwithstanding the provisions of this Section 7, the Agent shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten (in the case of a Terms Agreement) or placed by it for sale to the public exceeds the amount of any damages that the Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

Section 8. Survival. The indemnity and contribution provisions contained in Sections 6 and 7 and the agreements, representations, warranties and other statements of the Company contained in this Agreement or in any Terms Agreement shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Agent or its Affiliates or any person controlling the Agent, or by or on behalf of the Company or its officers or directors, or any person controlling the Company, (ii) acceptance of and payment for the Shares and (iii) any termination of this Agreement or of any Terms Agreement.

Section 9. Termination.

(a)    This Agreement may be terminated for any reason, at any time, by either the Company or the Agent, upon prior written notice to the other party hereto. Any termination shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by the Agent or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of the Shares, such sale shall settle in accordance with the provisions of Section 2 hereof.

(b)    In the case of any purchase by the Agent pursuant to a Terms Agreement, the Agent may terminate such Terms Agreement at any time at or prior to the Settlement Date if (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, either the NYSE or the NASDAQ Global Market, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in the Agent’s judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in the Agent’s judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

(c)    This Agreement shall remain in full force and effect until such time as Shares having an aggregate gross sales price equal to the Maximum Amount shall have been issued and sold collectively under this Agreement, any Alternative Sales Agreement, any Terms Agreement and any Alternative Terms Agreement, unless this Agreement is terminated prior thereto pursuant to this Section 9 or otherwise by mutual agreement of the parties.

Section 10. Notices. Unless otherwise specified herein, all notices and other communications hereunder and under any Terms Agreement shall be in writing and shall be effective only upon receipt thereof. Unless otherwise mutually agreed by the Company and the Agent, notices to the Agent shall be directed to it at [TO BE UPDATED FOR EACH SALES AGENT]; and notices to the Company shall be directed to it at 1220 Augusta Drive, Suite 600, Houston, Texas 77057, telecopy: (713) 570-3110, email: Dan.Schlanger@crowncastle.com@crowncastle.com, Attention: Chief Financial Officer.

Section 11. No Advisory or Fiduciary Relationship. The Company acknowledges that, in connection with the offering of the Shares: (i) the Agent has acted at arm’s length and owes no fiduciary duties to the Company or any other person, (ii) the Agent owes the Company only those duties and obligations set forth in this Agreement, any Terms Agreement or other agreements (to the extent contemplated and not superseded by this Agreement or by any Terms Agreement), if any, and (iii) the Agent may have interests that differ from those of the Company. The Company waives, to the full extent permitted by applicable law, any claims it may have against the Agent arising from an alleged breach of fiduciary duty in connection with the offering of the Shares.

Section 12. GOVERNING LAW. THIS AGREEMENT, ANY TERMS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR TO ANY TERMS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

Section 13. TIME. EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN ANY TERMS AGREEMENT, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME. TIME SHALL BE OF THE ESSENCE IN THIS AGREEMENT.

Section 14. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. NO PROCEEDING RELATED TO THIS AGREEMENT OR ANY TERMS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE COMMENCED, PROSECUTED OR CONTINUED IN ANY COURT OTHER THAN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WHICH COURTS SHALL HAVE JURISDICTION OVER THE ADJUDICATION OF SUCH MATTERS, AND EACH OF THE AGENT AND THE COMPANY CONSENTS TO THE JURISDICTION OF SUCH COURTS AND PERSONAL SERVICE WITH RESPECT THERETO. Each of the Company and the Agent waives, to the fullest extent permitted by applicable law, all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any Terms Agreement or the transactions contemplated hereby or thereby.

Section 15. Counterparts. This Agreement and any Terms Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the same signatures thereto and hereto were upon the same instrument, and all such counterparts shall together constitute one and the same Agreement or Terms Agreement, as the case may be. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 16. Effect of Headings; Interpretation.

(a)    The headings of the sections of this Agreement and any Terms Agreement are for convenience only and shall not be deemed a part of this Agreement or any Terms Agreement.

(b)    As used in this Agreement and any Terms Agreement, the words “include”, “includes”, “including” and any variation thereof are deemed to be followed by the words “without limitation”.

Section 17. Recognition of the U.S. Special Resolution Regimes.

(a)    In the event that any Agent that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)    In the event that any Agent that is a Covered Entity or a BHC Act Affiliate of such Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 17:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Section 18. Compliance with USA Patriot Act. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), each of the Agents is required to obtain, verify and record information that identifies its clients, including the Company, which information may include the name and address of its clients, as well as other information that will allow each of the Agents to properly identify its clients.

[Signature page follows.]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Agent and the Company in accordance with its terms as of the date first written above.

Very truly yours,

Crown Castle International Corp.

By:
Name:
Title:

Accepted as of the date hereof:

[SALES AGENT]

By:
Name:
Title:

[Signature Page to Sales Agreement]

ANNEX A

Crown Castle International Corp.

Common Stock

($0.01 par value)

TERMS AGREEMENT

March 19, 2021

[SALES AGENT]

Ladies and Gentlemen:

Crown Castle International Corp., a Delaware corporation (“Company”), proposes, subject to the terms and conditions stated herein and in that certain Sales Agreement, dated March 19, 2021 (“Sales Agreement”), between the Company and [SALES AGENT] (“[SALES AGENT]”)], to issue and sell to [SALES AGENT] the shares of its Common Stock specified in Schedule I hereto (“Purchased Shares”). [The Company also proposes to issue and sell to [SALES AGENT] the additional shares of Common Stock specified in Schedule I hereto (“Additional Shares”), if and to the extent that [SALES AGENT] shall have determined to exercise its right to purchase such Additional Shares.]

Subject to the terms and conditions set forth herein and in the Sales Agreement which are incorporated herein by reference, the Company agrees to issue and sell to [SALES AGENT] and the latter agrees to purchase from the Company the number of the Purchased Shares on the Settlement Date, at the time and place and at the purchase price (“Purchase Price”) set forth in Schedule I hereto.

[In addition, the Company agrees to sell to [SALES AGENT] the Additional Shares, and [SALES AGENT] shall have the right to purchase the Additional Shares at the same purchase price per Additional Share to be paid by [SALES AGENT] to the Company for the Purchased Shares, provided, however, that the amount per Share paid by [SALES AGENT] for any Additional Shares shall be reduced by an amount per Share equal to any dividends or distributions declared by the Company and payable on the Purchased Shares but not payable on such Additional Shares. [SALES AGENT] may exercise this right in whole or from time to time in part by giving written notice not later than [30] days after the date hereof. Any exercise notice shall specify the number of Additional Shares to be purchased by [SALES AGENT] and the date and time when such Additional Shares are to be delivered (such date and time being herein referred to as the “Option Settlement Date”); provided, however, that the Option Settlement Date shall not be earlier than the Settlement Date for the Purchased Shares (as set forth in Schedule I hereto), nor later than the fifth Business Day after the date of such written notice.

Payment of the Purchase Price for the Additional Shares shall be made at the Option Settlement Date in the same manner and at the same place as the payment for the Purchased Shares (as set forth in Schedule I hereto). For purposes of clarity, the parties hereto agree that, unless otherwise mutually agreed by the parties in writing, any Option Settlement Date shall be a Settlement Date on which Shares are delivered to [SALES AGENT] as principal pursuant to a Terms Agreement within the meaning of Sections 3(o), 3(p) and 3(q) of the Sales Agreement.]

The Purchased Shares [and any Additional Shares] shall be registered in such names and in such denominations as [SALES AGENT] shall request in writing not later than one Business Day prior to the Settlement Date [or the applicable Option Settlement Date, as the case may be]. The Purchased Shares [and any Additional Shares] shall be delivered to [SALES AGENT] on the Settlement Date [or an Option Settlement Date, as the case may be,] with any transfer taxes payable in connection with the transfer of the Shares to [SALES AGENT] duly paid.

A-1

Each of the provisions of the Sales Agreement not specifically related to the solicitation by [SALES AGENT], as sales agent of the Company, of offers to purchase Shares is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provision had been set forth in full herein, mutatis mutandis. Each reference to the Prospectus (including any covenants or representations and warranties relating thereto) shall be deemed to refer to the Prospectus, as amended and supplemented to relate to the Purchased Shares [and the Additional Shares], and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement [and] [,] the Settlement Date [and any Option Settlement Date].

A[n amendment to the Registration Statement, or a] supplement to the Prospectus[, as the case may be,] relating to the Purchased Shares [and the Additional Shares], in the form heretofore delivered to [SALES AGENT] is now proposed to be filed by the Company with the Commission.

THIS TERMS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

[Signature page follows.]

A-2

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this Terms Agreement, including those provisions of the Sales Agreement incorporated herein by reference, will become a binding agreement between [SALES AGENT] and the Company in accordance with its terms as of the date first written above.

Very truly yours,

Crown Castle International Corp.

By:
Name:
Title:

Accepted as of the date hereof: [SALES AGENT]

By:
Name:
Title:

[Signature Page to Terms Agreement]

SCHEDULE I TO TERMS AGREEMENT

Title of Purchased Shares [and Additional Shares]:	Crown Castle International Corp. common stock ($0.01 par value).

Number of Purchased Shares:	[●]

[Number of Additional Shares:]	[●]

Price to public:	[●]

Purchase Price:	[●]

Method of Payment of Purchase Price:	By wire transfer to a bank account specified by the Company in immediately available funds.

Method of delivery:	Free delivery of the Shares to [SALES AGENT]’s account at The Depository Trust Company against payment of the Purchase Price.

Settlement Date, time and location:	[●]

Documents to be delivered at the Settlement Date:

The following documents referred to in the Sales Agreement shall be delivered as a condition to the closing at the Settlement Date:

(1) The officer’s certificates referred to in Section 5(e).

(2) The officers’ certificates referred to in Section 5(f).

(3) The opinions referred to in Section 5(b).

(4) The opinions referred to in Section 5(c).

(5) The accountants’ letter referred to in Section 5(d).

[Documents to be delivered at the Option Settlement Date:]

[The following documents shall be delivered as a condition to the closing at the Option Settlement Date:

(1) The officer’s certificates referred to in Section 5(e).

(2) The officers’ certificates referred to in Section 5(f).

(3) The opinions referred to in Section 5(b).

(4) The opinions referred to in Section 5(c).

(5)The accountants’ letter referred to in Section 5(d).

Such other documents as [SALES AGENT] may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Shares to be sold on the Option Settlement Date and other matters related to the issuance of such Additional Shares.]